Exhibit 21.1

SUBSIDIARIES OF ROGUE BARON, PLC

1.       Shinju Whisky, LLC, a Nevada limited liability company.

2.       Shinju Spirits, Inc., a Nevada corporation.

3.       Mazeray Corporation, a Nevada corporation.

4.       STI Signature Spirits Group, LLC, a Nevada limited liability company.

5.       Eight Vodka Limited, an England and Wales corporation.